Exhibit 10.10

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Among
BARCLAYS BANK PLC, as Purchaser and Agent,
SUTTON FUNDING LLC, as Purchaser,
and
NATIONSTAR MORTGAGE LLC, as Seller
Dated as of May 17, 2013

TABLE OF CONTENTS

1	APPLICABILITY	1
2	DEFINITIONS AND INTERPRETATION	1
3	THE TRANSACTIONS	21
4	CONFIRMATION	24
5	TAKEOUT COMMITMENTS	24
6	PAYMENT AND TRANSFER	24
7	MARGIN MAINTENANCE	24
8	TAXES; TAX TREATMENT	25
9	SECURITY INTEREST; PURCHASERS’ APPOINTMENT AS ATTORNEY-IN-FACT	26
10	CONDITIONS PRECEDENT	28
11	RELEASE OF PURCHASED ASSETS	31
12	RELIANCE	31
13	REPRESENTATIONS AND WARRANTIES	31
14	COVENANTS OF SELLER	34
15	REPURCHASE OF PURCHASED ASSETS	41
16	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION	42
17	EVENTS OF DEFAULT	45
18	REMEDIES	47
19	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	49
20	USE OF EMPLOYEE PLAN ASSETS	49
21	INDEMNITY	49
22	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	50
23	REIMBURSEMENT; SET-OFF	50
24	FURTHER ASSURANCES	52
25	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	52
26	TERMINATION	52
27	REHYPOTHECATION; ASSIGNMENT	52
28	AMENDMENTS, ETC.	53
29	SEVERABILITY	53
30	BINDING EFFECT; GOVERNING LAW	53
31	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	53
32	SINGLE AGREEMENT	54
33	INTENT	54
34	NOTICES AND OTHER COMMUNICATIONS	55
35	CONFIDENTIALITY	57
36	DUE DILIGENCE	57
37	AMENDMENT AND RESTATEMENT OF ORIGINAL AGREEMENT; NO NOVATION	58

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SCHEDULES AND EXHIBITS

EXHIBIT A	MONTHLY CERTIFICATION

EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS

EXHIBIT C	FORM OF TRANSACTION NOTICE

EXHIBIT D	FORM OF GOODBYE LETTER

EXHIBIT E	FORM OF WAREHOUSE LENDER'S RELEASE

EXHIBIT F	[RESERVED]

EXHIBIT G	[RESERVED]

EXHIBIT H	FORM OF SELLER MORTGAGE LOAN SCHEDULE

EXHIBIT I	SUTTON'S SPECIAL ELIGIBILITY REQUIREMENTS FOR FHA BUYOUT
LOANS

EXHIBIT J	CORRESPONDENT SELLER RELEASE

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Dated as of May 17, 2013
AMONG:
BARCLAYS BANK PLC, in its capacity as purchaser (“Barclays” or “Purchaser”) and agent pursuant hereto (“Agent”),
and
SUTTON FUNDING LLC, in its capacity as purchaser (“Sutton” or “Purchaser,” and together with Barclays, “Purchasers”)
NATIONSTAR MORTGAGE LLC (“Seller”).

1.	APPLICABILITY

Barclays and Seller entered into that certain Master Repurchase Agreement, dated as of March 25, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), which prescribes the manner of sale of Eligible Mortgage Loans and the method and manner by which Seller will repurchase such Purchased Assets, and contemporaneously entered into the Program Documents (as such term is defined in such Original Agreement).

Purchasers and Seller desire to further amend and restate the Original Agreement in its entirety to add Sutton as a party and to make certain other changes and contemporaneously enter into or reaffirm the Program Documents (as such term is defined in this Agreement), as applicable.

Barclays may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to a Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by such Purchaser, with a simultaneous agreement by such Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (b) the Asset Base; and provided further that any FHA Buyout Loans purchased hereunder shall be purchased by Sutton and any other Eligible Mortgage Loans purchased hereunder shall be purchased by Barclays. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement is not a commitment by Purchasers to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchasers to enter into Transactions with Seller. Seller hereby acknowledges that Purchasers are under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount.

2.	DEFINITIONS AND INTERPRETATION

(a)Defined Terms.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within twenty-nine (29) days after its Due Date.
“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations, if applicable, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.
“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the period from and including the immediately prior Monthly Payment Date to but excluding such Monthly Payment Date; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date.
“Act of Insolvency” means, with respect to any Person,
(i)the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii)a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person's Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within sixty (60) days of filing; provided, that if, under any other agreement for Indebtedness, Seller is subject to a shorter time period to dismiss any such proceeding, such shorter time period shall be automatically incorporated into this Agreement as if fully set forth herein without the need of any further action on the part of any party;

(iii)that such Person or any Affiliate shall become insolvent;

(iv)that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;

(v)any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the executive management of such Person; or

(vi)the audited annual financial statements of Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii)if such Person or any Affiliate is a corporation, such Person or any Affiliate or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.

“Additional Eligible Loan Criteria” shall have the meaning assigned thereto in the Pricing Side Letter.
“Additional Purchased Mortgage Loans” shall have the meaning assigned thereto in Section 7(b) hereof.
“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”
“Aged Mortgage Loan” means a Mortgage Loan for which the time between the Origination Date and the date of determination is more than (i) forty-five (45) days, with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, (ii) forty-five (45) days, with respect to Ginnie Mae Mortgage Loans, (iii) sixty (60) days, with respect to Jumbo Mortgage Loans, (iv) forty-five (45) days, with respect to Modified Loans and (v) 180 days with respect to an FHA Buyout Loan, if it is a Pre-Foreclosure Loan.
“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.
“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.
“Agency Program” means the Freddie Mac Program, the Fannie Mae Program, or the Ginnie Mae Program, as applicable.
“Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchasers and any additional purchasers that may become a party hereto.
“Aggregate EPF Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) for all Participation Certificates (as defined in the Mortgage Loan Participation Purchase and Sale Agreement) then owned by Barclays under the Mortgage Loan Participation Purchase and Sale Agreement.
“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.
“Agreement” means this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“Allowable Variance” shall have the meaning assigned thereto in Section 3(c) hereof.
“Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.
“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.
“Approvals” means with respect to Seller and Servicer the approvals obtained from the Applicable Agency or HUD in designation of Seller and/or Servicer as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.
“Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to the Purchasers as of such date of determination, the lesser of (i) 98% of the unpaid principal balance of such Purchased Assets and Eligible Mortgage Loans as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets and Eligible Mortgage Loans.
“Assignment and Acceptance” shall have the meaning assigned thereto in Section 27(b).
“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the related Purchaser.
“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, Seller and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.
“Bank” means (i) Wells Fargo Bank, National Association and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser.
“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.
“Barclays” means Barclays Bank PLC, as a Purchaser hereunder.
“Barclays Collection Account” means the following account established by the Seller in accordance with Section 16(e) for the benefit of Barclays, Account Number: 4122119035, ABA: # 121000248.
“Barclays Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of March 25, 2011, by and among Barclays, the Seller and Bank, in form and substance acceptable to the Barclays to be entered into with respect to the Barclays Collection Account, as the same may be amended, modified or supplemented from time to time.
“Barclays Custodial Agreement” means that certain Custodial Agreement, dated as of March 25, 2011, among Seller, Barclays and The Bank of New York Mellon Trust Company, N.A., entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.
“Breakage Costs” shall have the meaning assigned thereto in Section 3(h).
“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian's offices are closed.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by Purchaser in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor's Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody's Investors Service, Inc. (“Moody's”) and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Certified Mortgage Loan Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.
“Change in Control” means, at any time, (a) less than 100% of Seller's equity securities are owned, directly or indirectly, by Nationstar Mortgage Holdings Inc. (“NMH”), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH's voting equity interests and (y) the percentage of the then-outstanding voting power of NMH's voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person's or group's most recent acquisition of outstanding voting power of NMH's voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH's board of directors, or (c) a sale of all or substantially all of the assets of Seller.
For purposes of this definition, “Permitted Holders” means Fortress Investment Group LLC and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fortress Investment Group LLC. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchasers (or any Affiliates thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Closing Instruction Letter” shall mean, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, the closing instruction letter delivered by Seller to the related Settlement Agent which sets forth the procedures to be followed by such Settlement Agent in connection with the origination of such Wet-Ink Mortgage Loan, which closing instruction letter shall include, without limitation, (i) instructions that govern the execution, retention and delivery of the underlying Mortgage Loan Documents by such Settlement Agent to Seller or its designee, (ii) instructions with respect to the disbursement of funds by such Settlement Agent, and (iii) any other conditions precedent required by the Seller in connection with the origination and/or closing of such Wet-Ink Mortgage Loan.
“Closing Protection Letter” shall mean, with respect to any Wet-Ink Mortgage Loan that becomes subject to a Transaction, a letter of indemnification (which may be in the form of a blanket letter) addressed to Seller in any jurisdiction where insured closing letters are permitted under applicable law and regulation, that (i) is issued by a title company approved by Barclays, in its sole discretion, (ii) is fully assignable to the related Purchaser, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, (iii) identifies the Settlement Agent covered thereby, and (iv) indemnifies Seller for losses incurred in connection with the such Settlement Agent's (a) failure to follow the instructions of Seller with respect to obtaining the related Mortgage Loan Documents and/or disbursing any amounts in connection with the origination of the related Wet-Ink Mortgage Loan, and (b) fraud or dishonesty with respect to obtaining the related Mortgage Loan Documents and/or disbursing any amounts in connection with the origination of the related Wet-Ink Mortgage Loan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” means each of the Barclays Collection Account and the Sutton Collection Account.
“Collection Account Control Agreement” means each of the Barclays Collection Account Control Agreement and the Sutton Collection Account Control Agreement.
“Confirmation” shall have the meaning assigned thereto in Section 4 hereof.
“Cooperative” means, with respect to a Cooperative Loan, the corporation that owns the related apartment building.
“Cooperative Loan” means a Mortgage Loan that is evidenced by a note secured by security interests in shares issued by a Cooperative and in the related proprietary lease or occupancy agreement granting exclusive rights to occupy a specific dwelling unit in the related building.
“Cooperative Loan Sublimit” shall have the meaning assigned thereto in the Pricing Side Letter.
“Correspondent Loan” means a Mortgage Loan that is (i) originated by a Correspondent Seller and underwritten in accordance with Seller's underwriting guidelines and (ii) acquired by Seller from a Correspondent Seller in the ordinary course of business.

“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” or “private label” client.
“Correspondent Seller Release” means, with respect to any Correspondent Loan, a release by the related Correspondent Seller, substantially in the form of Exhibit J hereto (as the same may be modified, supplemented and in effect from time to time, subject to the approval of Purchaser), of all right, title and interest, including any security interest, in such Correspondent Loan.
“Custodial Agreement” means each of the Barclays Custodial Agreement and the Sutton Custodial Agreement.
“Custodian” means The Bank of New York Mellon Trust Company, N.A. or ReconTrust Company, N.A., as the case may be, and their successors and permitted assigns.
“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Diligence Sample Set” shall have the meaning assigned thereto in the Pricing Side Letter.
“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.
“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Diligence Review Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Effective Date” means May 17, 2013.
“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Barclays and Seller, dated as of March 25, 2011, among Barclays, Seller, MERSCORP Holdings, Inc. and Mortgage Electronic Registration Systems, Inc., entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same may be amended, modified or supplemented from time to time.
“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, (ii) if such Mortgage Loan is (a) a Ginnie Mae Mortgage Loan, Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, it is in Strict Compliance with the eligibility requirements of the Ginnie Mae Program, Fannie Mae Program, or Freddie Mac Program, as applicable, or (b) an FHA Buyout Loan, it meets the additional eligibility requirements of Sutton as set forth in Exhibit I, (iii) contains all required documents in the Mortgage Loan File without exceptions unless otherwise waived by the related Purchaser or permitted below, and (iv) meets each of the applicable Additional Eligible Loan Criteria.
“EPF Custodial Account Control Agreement” means that certain Deposit Account Control Agreement (Custodial Account), dated as of March 25, 2011, among Seller, Barclays and Bank entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.

“EPF Pricing Side Letter” means that certain Pricing Side Letter, dated as of March 25, 2011, between Seller and Barclays entered into in connection with the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.
“EPF Program Documents” means the Mortgage Loan Participation Purchase and Sale Agreement, the EPF Pricing Side Letter, the EPF Custodial Account Control Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Barclays or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“Error Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Escrow Instruction Letter” means the Escrow Instruction Letter (if required) from Seller to the Settlement Agent, in form and substance acceptable to Agent in its sole discretion.
“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.
“Estimated Purchase Price” shall have the meaning assigned thereto in Section 3(c) hereof.
“Event of Default” shall have the meaning assigned thereto in Section 17 hereof.
“Fannie Mae” means Fannie Mae or any successor thereto.
“Fannie Mae Agreement” means that certain Wiring Instruction and Release of Interest Agreement, dated the date hereof, by and among Barclays, Seller, the Custodian and Fannie Mae.
“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.
“Fannie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Fannie Mae Program described in the Fannie Mae Guide.
“Fannie Mae Program” means the Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.
“Fannie Mae Security” means an ownership interest in a pool of Fannie Mae Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Fannie Mae and backed by a pool of Fannie Mae Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Fannie Mae Security in the related Takeout Commitment, if any.
“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.
“FHA Buyout Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) is a Ginnie Mae Mortgage Loan, (c) has been purchased out of a Ginnie Mae Security, and (d)  is not a Modified Loan.
“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the Origination Date of a Mortgage Loan.
“Foreign Purchaser” shall have the meaning assigned thereto in Section 8(d).
“Freddie Mac” means Freddie Mac, and its successors in interest.
“Freddie Mac Agreement” means that certain Repurchase Addendum to Freddie Mac Forms 996 and 996E, dated the date hereof, by and among Barclays, Seller, the Custodian and Freddie Mac.
“Freddie Mac Guide” means the Freddie Mac Sellers' and Servicers' Guide, as such Guide may hereafter from time to time be amended.
“Freddie Mac Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Freddie Mac Program described in the Freddie Mac Guide.
“Freddie Mac Program” means the Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.
“Freddie Mac Security” means a modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by Freddie Mac and backed by a pool of Freddie Mac Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Freddie Mac Security in the related Takeout Commitment, if any.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.
“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.
“Ginnie Mae Mortgage Loan” means a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable Ginnie Mae Program in the applicable Ginnie Mae Guide.
“Ginnie Mae Program” means the Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.
“Ginnie Mae Security” means a fully-modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of Ginnie Mae

Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such Ginnie Mae Security in the related Takeout Commitment.
“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller any of its Subsidiaries or any of their Property.
“HARP Mortgage Loan” means a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan,” and by Freddie Mac as a “Relief Refinance Mortgage,” respectively.
“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.
“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor's LEVELS® Glossary Revised, Appendix E.
“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.
“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9‑102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance).
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.
“Indemnified Party” shall have the meaning assigned thereto in Section 21(a).
“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
“Jumbo Mortgage Loan” means a first lien mortgage loan that is underwritten as a jumbo mortgage loan in compliance with Seller's underwriting guidelines. Any changes to Seller's underwriting guidelines are subject to Agent's approval, which shall not be unreasonably withheld.
“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.
“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.
“Liquidity” means, as of any date, the sum of (a) Seller's Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the facilities provided under the Program Documents) for which Seller has unencumbered eligible collateral to pledge thereunder.
“Margin Call” shall have the meaning assigned thereto in Section 7(b) hereof.
“Margin Deficit” shall have the meaning assigned thereto in Section 7(b) hereof.
“Market Value” means, with respect to any Transaction and as of any date of determination, (i) the value ascribed to a Purchased Asset or a Mortgage Loan by Agent in its sole good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan.
“Master Netting Agreement” means that certain Amended and Restated Global Netting and Security Agreement, dated as of May 17 2013, among Purchasers, Seller and certain Affiliates and Subsidiaries of Purchasers and/or Seller, entered into in connection with this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement, as the same shall be amended, supplemented or otherwise modified from time to time.
“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.
“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Servicer or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Servicer or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Servicer or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect on the

Market Value of the Purchased Assets; or (e) a material adverse effect on the Approvals of Seller or Servicer.
“Maturity Date” means August 27, 2013.
“Maximum Age Since Origination” means for each Eligible Mortgage Loan (other than Wet-Ink Mortgage Loans), the following period of time commencing with the related Origination Date for which such Eligible Mortgage Loan may be subject to a Transaction hereunder: (i) sixty (60) days for Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, (ii) sixty (60) days for Ginnie Mae Mortgage Loans, (iii) ninety (90) days for Jumbo Mortgage Loans, (iv) sixty (60) days for Modified Loans and (v) 364 calendar days for FHA Buyout Loans. Wet-Ink Mortgage Loans shall have the aging restrictions set forth in the Pricing Side Letter.
“Maximum Aggregate Purchase Price” means, with respect to this Agreement and the Mortgage Loan Participation Purchase and Sale Agreement in the aggregate, an amount equal to the sum of the Committed Amount and the Uncommitted Amount
“Maximum Error Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.
“MERS Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.
“Modified Loan” means an Eligible Mortgage Loan that (a) is insured by FHA, (b) was purchased out of a Ginnie Mae Security solely as a result of modifications to such Eligible Mortgage Loan, and (c) is a Ginnie Mae Mortgage Loan.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.
“Monthly Payment Date” means the twentieth (20th) day of each calendar month beginning with May 20, 2013; provided that if such day is not a Business Day, the next succeeding Business Day.
“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.
“Mortgage Loan File” shall have the meaning assigned thereto in the Custodial Agreement.
“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.
“Mortgage Loan” means a Jumbo Mortgage Loan, a Ginnie Mae Mortgage Loan, a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan.

“Mortgage Loan Participation Purchase and Sale Agreement” means that certain Mortgage Loan Participation Purchase and Sale Agreement, dated as of March 25, 2011, between Barclays and Seller, as the same may be amended, modified or supplemented from time to time.
“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.
“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.
“Notice Date” shall have the meaning assigned thereto in Section 3(b) hereof.
“Obligations” means (a) all amounts due and payable by Seller to Purchasers in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post‑petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchasers arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchasers or on behalf of Purchasers pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchasers of their rights under the Program Documents, including without limitation, reasonable attorneys' fees and disbursements and court costs; and (d) all of Seller's indemnity obligations to Purchasers pursuant to the Program Documents.
“Origination Date” means the date on which a Mortgage Loan was originated or, in the case of (i) FHA Buyout Loans, the date on which the Seller purchased such FHA Buyout Loan from the Ginnie Mae pool, (ii) Modified Loans, the date on which such Mortgage Loan became a Modified Loan or (iii) Correspondent Loans, the date on which a Correspondent Loan was acquired by Seller.
“Originator” means Seller or any other third party originator as mutually agreed upon by Agent and Seller.
“Other Taxes” shall have the meaning assigned thereto in Section 8(b).
“OTS” means Office of Thrift Supervision or any successor thereto.
“Parent Company”: A corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.
“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Spread) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(e) herein for the actual number of days elapsed during the applicable Accrual Period on a 360‑day basis.
“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.
“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.
“Pricing Side Letter” means that certain Amended and Restated Pricing Side Letter, dated as of May 17 2013, among Seller and Purchasers, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.
“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreements, the Collection Account Control Agreements, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Master Netting Agreement, the Fannie Mae Agreement, the Freddie Mac Agreement, the Verification Agent Letter, the Wire Confirmation, any Backup Servicer Agreement, the EPF Program Documents and all other agreements, documents and instruments entered into by Seller on the one hand, and any Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to a Purchaser or such Purchaser's designee hereunder, provided that a Purchase Date for any FHA Buyout Loan or Modified Loan may occur no more than five (5) times within a calendar month and shall occur within the first three (3) weeks of such calendar month.
“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to a Purchaser or such Purchaser's designee on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by the Seller and the related Purchaser) be equal to the lesser of (i) 98% of the unpaid principal balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.
“Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Purchased Assets” means, with respect to each Eligible Mortgage Loan sold by Seller to a Purchaser in a Transaction, whether now existing or hereafter acquired: (i) the Mortgage Loans, (ii) the Servicing Rights, (iii) Seller's rights under any related Hedge Instruments to the extent related to the Mortgage Loans, (iv) such other Property, rights, titles or interest as are specified on the related Transaction Notice, (v) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, (vi) all guarantees or other support for the Mortgage Loans, (vii) all rights to Income and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (viii) all Takeout Commitments and Trade Assignments (including the rights to receive the related purchase price related therefor), (ix) the Collection Accounts and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.
“Purchaser” shall have the meaning set forth in the preamble hereof.
“Purchasers' Wire Instructions” shall have the meaning set forth in the Pricing Side Letter.
“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Loan Files, the Servicing Files, and any other instruments necessary to document or service an Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Asset that is a Purchased Asset.
“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.
“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the second Business Day following Seller's written notice to the related Purchaser requesting a repurchase of such Transaction, (iv) at the conclusion of the Maximum Age Since Origination for each such Transaction, or if such day is not a Business Day, the immediately following Business Day, or (v) upon conversion of the related Mortgage Loan into an REO Property.
“Repurchase Price” means the price at which Purchased Assets are to be transferred from the related Purchaser or such Purchaser's designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to such Purchaser, (ii) the Price Differential accrued and unpaid thereon, (iii) Breakage Costs, if any, and (iv) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to such Purchaser.
“Request for Release of Documents” shall mean the Request for Release of Documents set forth as Exhibit 15 to the Custodial Agreements, as applicable.
“Requirement of Law” means as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.
“SEC” shall have the meaning ascribed thereto in Section 35.
“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.
“Security” means a Ginnie Mae Security, a Fannie Mae Security or a Freddie Mac Security, as applicable.
“Seller” shall have the meaning set forth in the preamble hereof.
“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchasers, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Agent, Purchasers and Custodian together with each Transaction Notice and attached by the Custodian to the related Certified Mortgage Loan Trust Receipt.
“Servicer” means any servicer approved by Agent in its sole discretion, which may be Seller.
“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage Loan File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.
“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.
“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.
“Servicing Term” shall have the meaning assigned thereto in Section 16(b).
“Set Off Eligible Agreement” means any lending or hedging agreement (including, without limitation, the Master Repurchase Agreement) entered into between Seller or any of its Subsidiaries on the one hand, and Purchaser or any of its Affiliates on the other hand. For avoidance of doubt, Purchaser agrees that any flow agreement for the purchase and sale of Mortgage Loans (other than the Mortgage Loan Participation Purchase and Sale Agreement) or any securitization, debt or equity transaction with respect to which Purchaser or any of its Affiliates acts as underwriter, placement agent, securities administrator or in a similar capacity shall not constitute a Set Off Eligible Agreement.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Agent, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.
“Settlement Date” means the date specified in a Takeout Commitment upon which the related Security is scheduled to be delivered to the specified Takeout Investor on a “delivery versus payment” basis.
“Specified Indebtedness” means accounts payable or other liabilities of Seller or any of its Subsidiaries arising in connection with the obligation of Seller to purchase servicing advance reimbursement rights and deferred servicing fees from Bank of America, N.A. in connection with the transaction agreed upon on or about January 6, 2013 between Seller and Bank of America, N.A. for Seller's acquisition of approximately $215 billion of residential mortgage servicing rights and certain other assets from Bank of America, N.A.
“Specified Indebtedness Amount” means, as of any time prior to January 1, 2014, an amount equal to the amount of any Specified Indebtedness on such date.
“Streamline Mortgage Loan” means any Mortgage Loan that is refinanced pursuant to the FHA Streamline Refinance program or the VA Interest Rate Reduction Refinancing program.
“Strict Compliance” means compliance of Seller and the Mortgage Loans with the requirements of the Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and to service and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Agent by Seller and agreed to by Agent, such agreements shall be deemed, as between Seller and Barclays, not to amend the requirements of the Agency Guide.
“Structuring Fee” shall have the meaning assigned thereto in the Pricing Side Letter.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Sutton” means Sutton Funding LLC, as a Purchaser hereunder.
“Sutton Collection Account” means the following account established by the Seller in accordance with Section 16(e) for the benefit of the Sutton, Account Number: 75-2921540.
“Sutton Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of May 17 2013, by and among Sutton, the Seller and Bank, in form and substance acceptable to Sutton to be entered into with respect to the Sutton Collection Account, as the same may be amended, modified or supplemented from time to time.
“Sutton Custodial Agreement” means that certain Custodial Agreement, dated on or about May 17 2013, among Seller, Purchasers and ReconTrust Company, N.A., entered into in connection with this Agreement, as the case may be, and as the same may be amended, modified or supplemented from time to time.
“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Barclays pursuant to a Trade Assignment, and relate to pools of Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.
“Takeout Investor” means either (i) Barclays Capital Inc., or any successor thereto, or (ii) any other Person approved by Agent in its sole discretion.
“Taxes” shall have the meaning assigned thereto in Section 8(a).
“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders' equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the termination of the Mortgage Loan Participation Purchase and Sale Agreement, (iii) at the option of Agent, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period and (iv) with respect to the Uncommitted Amount, the fifteenth (15th) Business Day after the Purchaser delivers a notice of termination to the Seller.
“Total Indebtedness” shall mean with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period, minus (ii) the amount of any non-recourse debt (including any securitization debt).
“Total Net Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt) and minus (iii) the Specified Indebtedness Amount.
“Trade Assignment” means an assignment to Barclays of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.
“Transaction” has the meaning assigned thereto in Section 1.
“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon among Seller and Purchasers, which is delivered to the related Purchaser in accordance with Section 3(c) herein.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Unrestricted Cash” means, as of any date of determination, the sum of (i) Seller's cash, (ii) Seller's Cash Equivalents that are not, in either case, subject to a Lien in favor of any Person or that are not required to be reserved by Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.
“Verification Agent” means an entity appointed by the Agent to perform specific services with respect to the Eligible Mortgage Loans, or its successors and assigns.]
“Verification Agent Letter” means the agreement pursuant to which the Verification Agent performs services with respect to the Eligible Mortgage Loans.
“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Barclays.
“Warehouse Lender's Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Barclays, unconditionally releasing all of Warehouse Lender's right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.
“Wet-Ink Mortgage Loan” means a Mortgage Loan (other than a Jumbo Mortgage Loan) that Seller is selling to Barclays simultaneously with the origination thereof that is funded as part, either directly or indirectly, with the Purchase Price paid by Barclays hereunder and prior to receipt by Barclays or its Custodian of the original Mortgage Note.
“Wet-Ink Mortgage Loan Document Receipt Date” means for any Wet-Ink Mortgage Loan, the date that the Custodian executes an original trust receipt without exceptions.
“Wet-Ink Mortgage Loan Funding Report” means a report generated by Seller and delivered to Purchaser and Bank no later than 2:00 p.m. (New York City time) on the Purchase Date with respect to which Wet-Ink Mortgage Loans are proposed to be sold hereunder, which sets forth the wire instructions and federal reference numbers relating to Seller's remittance of the full loan amount to the closing table for such Wet-Ink Mortgage Loans, and any other information reasonably requested by Purchaser or Agent and Bank.
“Wet-Ink Mortgage Loan Funding Confirmation” means a confirmation generated by Bank and delivered to Purchaser, Seller and Custodian in connection with each purchase of Wet-Ink Mortgage Loans, which confirms that Seller has remitted the full loan amount to the closing table with respect to up to five (5) such Wet-Ink Mortgage Loans.
“Wet-Ink Mortgage Loan Sublimit” shall have the meaning assigned thereto in the Pricing Side Letter.
(b)Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Agent or has been cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.
Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchasers or authorized officers of Purchasers as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchasers under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchasers request otherwise.
This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchasers and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchasers may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in their absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchasers or Agent shall not be construed to require Purchasers to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

(a)It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is (i) a committed facility with respect to the Committed Amount and (ii) an uncommitted facility with respect to the Uncommitted Amount, and Purchasers shall have no obligation to enter into any Transactions hereunder with respect to the Uncommitted Amount. All purchases of Mortgage Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount.

(b)Subject to the terms and conditions of the Program Documents, Purchasers may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (b) the Asset Base.

(c)Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, FHA Buyout Loans and Modified Loans)	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	For Correspondent Loans, the Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian
Wet-Ink Mortgage Loans	(i) a Transaction Notice, (ii) Seller Mortgage Loan Schedule and (iii) Wet-Ink Mortgage Loan Funding Report	No later than 2:00 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:00 p.m. (New York City time) on the requested Purchase Date
FHA Buyout Loans and Modified Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 10:00 a.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”.
With respect to each Wet-Ink Mortgage Loan, immediately following the Purchase Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage Loan File.
In addition, with respect to the purchase of any Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, Seller shall deliver to Barclays and Custodian, no later than 5:00 p.m. (New York City time) one (1) Business Day prior to the proposed Purchase Date, the estimated Purchase Price (the “Estimated Purchase Price”) of the Wet-Ink Mortgage Loans to be purchased on such Purchase

Date within a variance not to exceed $5,000,000 of the actual Purchase Price on such Purchase Date (the “Allowable Variance”).
(d)Upon Seller's request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Barclays shall, in the case of a Transaction with respect to the Committed Amount and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans that are not FHA Buyout Loans and Sutton may, in its sole discretion, purchase the Eligible Mortgage Loans that are FHA Buyout Loans, each included in the related Transaction Notice by transferring the Purchase Price (net of any related Structuring Fee or any other fees and expense then due and payable by Seller to the related Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank:

ABA#:
Account Name:
Account Number:
Attention:
Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.
(e)On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to the related Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to the related Purchaser the Price Differential then due and payable for (x) all outstanding related Transactions and (y) Purchased Assets for which the related Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f).

(f)With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to the related Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to the related Purchaser.

(g)If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on either Purchaser's capital or on the capital of any Affiliate of either Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate the related Purchaser or the related Purchaser's Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by the related Purchaser. Further, if due to the introduction of, any change in, or the compliance by either Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to either Purchaser or any Affiliate of either Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by the related Purchaser, compensate the related Purchaser or the related Purchaser's Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The related Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following such Purchaser's receipt of actual knowledge thereof.

(h)Seller shall indemnify the Purchasers and hold the Purchasers harmless from any losses, costs and/or expenses that Purchasers may sustain or incur as a result of Seller's termination of any Transaction on or before a Repurchase Date arising from the reemployment of funds obtained by the Purchasers hereunder or from actual out-of-pocket fees and expenses payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). Purchasers and Agent shall use good faith efforts to mitigate all Breakage Costs. The Agent shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Purchasers to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. The provisions of this Section 3(h) shall survive termination of this Agreement.

4.	CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to the related Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between the applicable Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	TAKEOUT COMMITMENTS

Seller hereby assigns to Barclays, free of any security interest, lien, claim or encumbrance of any kind, Seller's rights under each Takeout Commitment to deliver the Purchased Assets specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Seller shall deliver to Barclays a duly executed and enforceable Trade Assignment on the date such Trade Assignment is executed by the related Takeout Investor. Subject to Barclays' rights hereunder, Barclays agrees that it will satisfy the obligation under the Takeout Commitment to deliver the related Purchased Assets to the Takeout Investor on the date specified therein. Seller understands that, as a result of this Section 5 and each Trade Assignment, Barclays will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Barclays will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 5 and each Trade Assignment. Each Trade Assignment delivered by Seller to Barclays shall be delivered by Seller in a timely manner sufficient to enable Barclays to facilitate the settlement of the related trade on the trade date in accordance with “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

6.	PAYMENT AND TRANSFER

Unless otherwise agreed by Seller and Purchasers, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to the related Purchaser all payments required to be made by it to the related

Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by the related Purchaser. Any payments received by Purchasers after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

7.	MARGIN MAINTENANCE

(a)Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by Agent in its sole good faith discretion.

(b)If, as of any date of determination, the product of (i) the lesser of (x) 98% of the unpaid principal balance as of such date of all Purchased Assets then subject to all Transactions and (y) the aggregate Market Value of all Purchased Assets then subject to all Transactions, taking into account the cash then on deposit in the Collection Accounts, multiplied by (ii) the applicable Purchase Price Percentage is less than the Repurchase Price (less the related Price Differential) for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to the related Purchaser or the related Purchaser's designee cash or, at the related Purchaser's option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to the related Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to the related Purchaser or its designee no later than (i) 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than (i) 12:00 p.m. (New York City time) on the next succeeding Business Day.

(c)Any cash transferred to the related Purchaser or its designee pursuant to Section 16(f)(ii) herein shall reduce the Repurchase Price of the related Transactions.

(d)The failure of Purchasers, on any one or more occasions, to exercise their rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchasers to do so at a later date. Seller and Purchasers each agree that a failure or delay by a Purchaser to exercise its rights hereunder shall not limit or waive the related Purchaser's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e)For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any cram down of the unpaid principal balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.	TAXES; TAX TREATMENT

(a)All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which the Purchasers are organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchasers have a present or former connection, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the related Purchaser, promptly, original tax receipts and other evidence satisfactory to the related Purchaser of the payment when due of the full amount of such Taxes; and (d) pay to the related Purchaser such additional amounts as may be necessary so that the related Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)Seller agrees to indemnify Purchasers for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that the related Purchaser shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d)Agent and any Purchaser that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which eliminates withholding tax on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. In addition, the Agent shall be a “qualified intermediary” (as defined in Treasury regulation section 1.1441-1(e)(5)) and provide the Seller with an original properly completed and duly executed IRS Form W-8IMY with “qualified intermediary” checked in Part I and Part II properly completed to provide that the Agent is a “qualified intermediary” for a Purchaser with respect to payments under this Agreement and the other Program Documents (with all appropriate attachments) for any amount received on behalf of a Purchaser which eliminates withholding tax on payments to it on or prior to the date it becomes an Agent. Agent and each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Agent or a Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided) such Person shall not be entitled to “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes.

(e)Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchasers to make available any of their tax returns or other information that they deem to be confidential or proprietary.

(f)Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; PURCHASERS' APPOINTMENT AS ATTORNEY-IN-FACT

(a)Seller and Purchasers intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchasers of the Purchased Assets and not loans from Purchasers to Seller secured by the Purchased Assets. However, in order to preserve Purchasers' rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller's performance of all of its Obligations, Seller hereby grants to the related Purchaser a first priority security interest in the related Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of the related Purchaser hereunder.

(b)Seller hereby irrevocably constitutes and appoints Purchasers and any officers or agents thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchasers' discretion, to file such financing statement or statements relating to the Purchased Assets as Purchasers at their option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchasers the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchasers have elected to exercise their remedies pursuant to Section 18 hereof:

(i)in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchasers for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii)(A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchasers or as Purchasers shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F)

to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchasers may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchasers were the absolute owner thereof for all purposes, and to do, at Purchasers' option and Seller's expense, at any time, and from time to time, all acts and things which Purchasers deem necessary to protect, preserve or realize upon the Purchased Assets and Purchasers' Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
Seller also authorizes Purchasers, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.
The powers conferred on Purchasers hereunder are solely to protect Purchasers' interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchasers shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchasers nor any of their officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10.	CONDITIONS PRECEDENT

(a)As conditions precedent to the effectiveness of this Agreement, Purchasers shall have received on or before the Effective Date (except as otherwise noted below) each of the following, in form and substance satisfactory to Purchasers and duly executed by each party thereto (as applicable):

(i)Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)Certificates of an officer of Seller attaching certified copies of Seller's certificate of formation, operating agreement and manager resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii)Certified copies of good standing certificates from the jurisdictions of organization of Seller, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(iv)An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller's representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v)An opinion of Seller's counsel as to such matters as Purchasers or Agent may reasonably request including, without limitation, with respect to either Purchaser's first priority lien on and perfected security interest in the Purchased Assets, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act of 1940 (the “1940 Act

Opinion”) to Seller, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, in form and substance acceptable to Purchasers and Agent in their reasonable discretion, and from nationally recognized outside counsel acceptable to Purchasers and Agent in their reasonable discretion; provided, however, that Seller is permitted to provide the 1940 Act Opinion to Purchaser after but no later than fifteen (15) days following the Effective Date;

(vi)Seller shall have paid to Purchasers and Purchasers shall have received all accrued and unpaid fees and expenses owed to Purchasers in accordance with the Program Documents, including without limitation, the Structuring Fee then due and owing pursuant to Section 2 of the Pricing Side Letter, and any fees due and owing to the Verification Agent, in each case, in immediately available funds, and without deduction, set-off or counterclaim;
(vii)A copy of the insurance policies required by Section 14(q) of this Agreement;

(viii)Purchasers and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchasers and Agent in their sole discretion;

(ix)Evidence that all other actions necessary to perfect and protect related Purchaser's interest in the related Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly executed and filed Uniform Commercial Code financing statements acceptable to Purchasers and covering the Purchased Assets on Form UCC1;

(x)Seller shall have provided evidence, satisfactory to Purchasers and Agent, that Seller's Approvals are in good standing; and

(xi)Any other documents reasonably requested by Purchasers or Agent.

(b)As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied:

(i)Purchasers or the related Purchaser's designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the related Purchaser and (if applicable) duly executed:

(A)
Seller shall have paid to Purchasers and Purchasers shall have received all accrued and unpaid fees and expenses owed to Purchasers in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)
The Transaction Notice and Seller Mortgage Loan Schedule (and additionally with respect to Correspondent Loans, the Correspondent Seller Release) with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)	Such certificates, customary opinions of counsel or other documents as Purchasers or Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Purchasers in their commercially reasonable judgment;

(D)
Purchasers shall have received the Structuring Fee in respect of such Transaction then due and owing pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;

(E)	With respect to Mortgage Loans that are not Wet-Ink Mortgage Loans, an original trust receipt executed by the Custodian without exceptions;

(F)	Such other certifications of Custodian as are required under Sections 2 and 4 of the Custodial Agreement;

(G)
With respect to any table-funded Wet-Ink Mortgage Loan that is the subject of such Transaction, (i) a copy of the Closing Instruction Letter delivered to the applicable Settlement Agent and (ii)(a) a copy of the Closing Protection Letter from the applicable title company, or (b) a copy of the Escrow Instruction Letter signed by the applicable Settlement Agent;

(H)	With respect to any Transaction with respect to which there are Wet-Ink Mortgage Loans proposed to be sold, a Wet-Ink Mortgage Loan Funding Confirmation from Bank; and

(I)
a duly executed Warehouse Lender's Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, substantially in the form of Exhibit E, addressed to Barclays, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party's agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender's Release and Uniform Commercial Code termination statement has been delivered to Barclays prior to such Transaction and to the Custodian as part of the Mortgage Loan File; and

(J)	with respect to any FHA Buyout Loan, evidence that such FHA Buyout Loan is fully insured by FHA.

(ii)No Default or Event of Default shall have occurred and be continuing;

(iii)Purchasers shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchasers has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchasers to enter into Transactions with the applicable Pricing Rate;

(iv)All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchasers;

(v)The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) and (b) the Asset Base;

(vi)The Purchase Price for the requested Transaction shall not be less than $1,000,000;

(vii)Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(viii)Purchasers shall have determined that all actions necessary to maintain Purchasers' perfected security interest in the Purchased Assets have been taken;

(ix)Purchasers or their designees shall have received any other documents reasonably requested by Purchasers;

(x)There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof); and

(xi)With respect to FHA Buyout Loans, the FHA continues to hold permanent indefinite authority to obtain funds directly from the United States Treasury without additional congressional approval.

11.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) the related Purchaser shall be deemed to have terminated any security interest that such Purchaser may have in such Purchased Asset, (b) all of the related Purchaser's right, title and interest in such Purchased Assets shall automatically transfer to Seller, and (c) with respect to such Purchased Asset, the related Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Sections 16(f)(ii) and 15, Seller shall give at least two (2) Business Days prior written notice to the related Purchaser if such repurchase shall occur on any date other than the Repurchase Date.
If such a Margin Deficit is applicable, Purchasers shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.	RELIANCE

With respect to any Transaction, Purchasers may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchasers reasonably believe to have been given or made by a person authorized to enter into a Transaction on Seller's behalf.

13.	REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchasers and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchasers and Agent that:
(a)Due Organization, Qualification, Power, Authority and Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the power and authority under its certificate of formation, operating agreement and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

(b)Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the certificate of formation and operating agreement of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Mortgage Loans or any of Seller's Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Mortgage Loans or Seller's Property is subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Mortgage Loan, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide.

(c)Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller's knowledge, threatened against or affecting Seller (or, to Seller's knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller's ability to carry out its obligations hereunder.

(d)Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchasers, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year‑end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.

(f)Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchasers, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller's financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

(g)No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non‑governmental Person, is required in connection with the execution, delivery and performance by Seller of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.

(h)Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i)Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.

(j)Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchasers.

(k)Investment Company Act Compliance. Neither Seller nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l)Taxes. Seller has filed all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m)Additional Representations. With respect to each Asset to be sold hereunder by Seller to Purchasers, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage Loan File is delivered to Purchasers or the Custodian with respect to the Assets and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n)No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Purchasers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Purchasers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(o)Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any individual Mortgage Loan to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchasers hereunder, and upon delivery of a Purchased Asset to Purchasers, the related Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

(p)Approvals. Seller has all requisite Approvals.

(q)Custodian. The Custodian is an eligible custodian under each Agency Guide and each Agency Program, and is not an Affiliate of Seller.

(r)No Adverse Actions. Seller has not received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which the Agent reasonably determines may entitle an Agency to terminate, suspend, sanction or levy penalties against the Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which the Agent reasonably determines may entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an Agency approved issuer or servicer, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

(s)Mortgage Recordation. Seller has submitted the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor.

(t)Affiliated Parties. Seller is not an Affiliate of the Custodian, Settlement Agent or any other party to a Program Document hereunder other than the Agent.
The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchasers and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchasers and Agent as follows:
(a)Defense of Title. Seller warrants and will defend the right, title and interest of Purchasers in and to all Purchased Assets against all adverse claims and demands.

(b)No Amendment or Compromise. None of Seller or those acting on Seller's behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchasers, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices and the Agency Guides; provided, that Seller shall promptly notify Purchasers of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c)No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against the related Purchaser).

(d)No Economic Interest. Neither Seller nor any affiliate thereof will acquire any economic interest in or obligation with respect to any Mortgage Loan except for record title to the Mortgage relating to the Mortgage Loan and the right and obligation to repurchase the Mortgage Loan hereunder.

(e)Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of Purchasers, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f)Maintenance of Papers, Records and Files.

(i)Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in the related Purchaser's or Custodian's possession unless the related Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.

(ii)For so long as either Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of the related Purchaser.

(iii)Upon reasonable advance notice from Custodian, Agent or Purchasers, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g)Financial Statements and Other Information; Financial Covenants.

(i)Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchasers. Seller shall furnish or cause to be furnished to Purchasers and Agent the following:

(A)	Financial Statements.

(1)Within ninety (90) days after the end of each fiscal year of Seller, the consolidated audited balance sheets of Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Seller, and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchasers and Agent) of, an independent public accountant of national standing acceptable to Purchasers and Agent, which shall include KPMG LLP, PricewaterhouseCoopers LLP, Deloitte LLP, and any other similarly situated independent public account;

(2)Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchasers and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchasers and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(3)Within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchasers and Agent, showing the financial condition and results of operations of Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchasers and Agent) as presenting fairly the financial position and results of operations of Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4)Reserved;

(5)Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by Seller's Parent Company, Seller or any of Seller's consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(6)Promptly upon becoming available, copies of any press releases issued by Seller's Parent Company or Seller and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 that Seller's Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or comparable reports which such Parent Company or Seller may be required to file with the SEC, the FDIC or the OTS or any other federal banking agency containing such financial statements and other information concerning such Parent Company's or Seller's business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the OTS, the FDIC or such other banking agency, as may be promulgated from time to time;

(7)Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller's Parent Company, Seller or any of Seller's consolidated Subsidiaries as Purchasers may reasonably request.

Seller's obligation to deliver any report or other document under this Section 14(g)(i)(A) shall be deemed to have been satisfied if, and as of the date, such report or other document is filed with the SEC pursuant to the SEC's Electronic Data Gathering & Analysis Recovery system.

(A)
Warehouse Capacity. On or prior to the date on which Seller is required to deliver the monthly financial report required Section 14(g)(i)(A)(iii), Seller shall provide to Agent a report detailing its total warehouse capacity and utilization for the prior calendar month. Such warehouse capacity shall be (i) issued directly to Seller and

(ii) in an amount equal to or greater than $1,000,000 or such other amount as may be required by a Governmental Authority.

(B)	Other Information. Upon the request of Purchasers or Agent, such other information or reports as Purchasers or Agent may from time to time reasonably request.

(ii)Seller shall comply with the following financial covenants:

(A)	Seller's Tangible Net Worth shall at all times exceed $350,000,000;

(B)
(1) at any time prior to January 1, 2014 when any Specified Indebtedness is outstanding, the Seller's Total Indebtedness to Tangible Net Worth exceeds 15:1 or the Seller's Total Net Indebtedness to Tangible Net Worth exceeds 12:1, or (2) at any other time, the ratio of the Seller's Total Indebtedness to Tangible Net Worth exceeds 12:1; and

(C)	Seller's Liquidity shall not be less than $45,000,000 as of the last day of any calendar month.

(iii)Certifications. Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto within ten (10) days after the end of each calendar month.

(h)Agency Reporting. Seller shall comply with the reporting requirements of each Agency Guide.

(i)Notice of Material Events. Seller shall promptly inform Purchasers and Agent in writing of any of the following:

(i)any Default, Event of Default by Seller or any other Person (other than Purchasers or Purchasers' Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default by Seller or any other Person;

(ii)any material change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii)the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding, sanctions or suspension between Seller or its Parent Company, on the one hand, and any Governmental Authority or any other Person, on the other;

(iv)any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;

(v)any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;

(vi)any material modifications to the Seller's underwriting or acquisition guidelines;

(vii)any financial covenants or margin maintenance requirements Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants or margin maintenance requirements Seller is obligated to comply with, in either case, under any agreement for Indebtedness;

(viii)any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change, or threatened change, in Approval status, or actions taken, or threatened to be taken, against Seller by or disputes between Seller and any Applicable Agency, or any supervisory or regulatory Government Authority (including, but not limited to HUD, FHA and VA) supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller;

(ix)any Change in Control of Seller; or

(x)promptly after Seller becoming aware of any termination or threatened termination by an Agency of the Custodian as an eligible custodian.

(j)Maintenance of Approvals. Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain any such Approval, Seller shall so notify Purchasers and Agent immediately.

(k)Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(l)Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(m)Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(n)Limitation on Distributions. Seller shall have the right to pay dividends so long as Seller remains in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller.

(o)Use of Custodian. Without the prior written consent of Purchasers, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage Loan File relating to the Mortgage Loans.

(p)Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller's assets in the ordinary course of the Seller's business) without providing Purchasers with not less than forty-five (45) days' prior written notice of such event; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(q)Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, including without limitation, the insurance required to be obtained and maintained by each Agency pursuant to the Agency Guides, and will furnish Purchasers on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as is required by each Agency.

(r)Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm's length transaction with a Person who is not such an Affiliate.

(s)Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days' prior written notice to Purchasers, change the date on which its fiscal year begins from its current fiscal year beginning date.

(t)Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Mortgage Loan, Seller shall transfer such Servicing Rights to the related Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to the related Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by the related Purchaser or the termination of the Seller as servicer pursuant to Section 16. Seller's transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(u)Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all final written Agency audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, and all necessary approvals from each Agency, (ii) promptly provide Agent with copies of such audits, examinations, evaluations, monitoring reviews and reports promptly upon receipt from any Agency or agent of any Agency, and (iii) take all actions necessary to maintain its respective Approvals.

(v)MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Mortgage Loan registered on the MERS System, the Seller agrees that at the request of the Purchasers it will, at the related Purchaser's cost and expense prior to the occurrence of an Event of Default, but at the Seller's cost and expense following the occurrence and during the continuance of an Event of Default, cause the MERS System to indicate that such Mortgage Loan has been transferred to the related Purchaser in accordance with the terms of this Agreement by including in MERS' computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. The Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and the Seller shall retain its membership in MERS at all times during the term of this Agreement.

(w)Fees and Expenses. Seller shall timely pay to Purchasers all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document to Purchasers in immediately available funds, and without deduction, set-off or counterclaim in accordance with the Purchaser's Wire Instructions.

(x)Agency Status. Once the Seller or any of its subservicers has obtained any status with an Agency mortgage loan pools for which Seller is issuer or servicer, Seller shall not take or omit to take any act that (i) would result in the suspension or loss of any of such status, or (ii) after which Seller or any such relevant subservicer would no longer be in good standing with respect to such status, or (iii) after which Seller or any such relevant subservicer would no longer satisfy all applicable Agency net worth requirements, if both (x) all of the material effects of such act or omission shall not have been cured by Seller or waived by the applicable Agency before termination of such status and (y) the termination of such status could reasonably be expected to have a Material Adverse Effect.

(y)Further Documents. Seller shall, upon request of Purchasers or Agent, promptly execute and deliver to Purchasers or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchasers or Agent may require more effectively to transfer, convey, assign to and vest in Purchasers and to put Purchasers in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(z)Due Diligence. Subject to the limitations contained in the Pricing Side Letter and the EPF Pricing Side Letter, Seller will permit Purchasers, Agent or their respective agents or designees, including the Verification Agent, to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder up to the Due Diligence Review Percentage and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchasers, Agent or their respective agents or designees, including the Verification Agent, with all loan files and other information (including, without limitation, Seller's quality control procedures and results) reasonably requested by Purchasers, Agent or their respective agents or designees, including the Verification Agent, and shall bear all costs and expenses associated with such due diligence identified in this Section 14(z).

(aa)Error Rate. Seller shall at all times maintain an Error Rate as set forth in the Pricing Side Letter.

15.	REPURCHASE OF PURCHASED ASSETS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchasers. Upon any such discovery by the related Purchaser, the related Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Loan Files to the Purchasers or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchasers. The fact that Purchasers have conducted or have failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Asset shall not affect Purchasers' right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller's discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage Loan File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller's discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from either Purchaser, at either Purchaser's option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by the related Purchaser.

16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a)Seller to Subservice.

(i)Upon payment of the Purchase Price, the related Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage Loan File. Seller and Purchasers each agree and acknowledges that the Mortgage Loans sold hereunder shall be sold to Purchasers on a servicing-released basis, and that Purchasers are engaging and hereby do engage Seller to provide subservicing of each Mortgage Loan for the benefit of Purchasers.

(ii)So long as a Mortgage Loan is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice the Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Purchasers, the granting of which consent shall be in the sole discretion of Purchasers. Seller hereby acknowledges and agrees that (i) Purchasers are entering into this Agreement in reliance upon Seller's representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller's engagement hereunder to provide mortgage servicing for the benefit of Purchasers is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”.

(iii)Seller shall subservice and administer the Mortgage Loans on behalf of Purchasers in accordance with Accepted Servicing Practices. Seller shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in Strict Compliance with the related Agency Program. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Agent may, at any time during Seller's business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchasers are the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans. Seller covenants to hold such Servicing Records for the benefit of Purchasers and to safeguard such

Servicing Records and to deliver them promptly to Agent or its designee (including the Custodian) at Agent's request or otherwise as required by operation of this Section 16.

(b)Servicing Term. Seller shall subservice such Mortgage Loans for a term of thirty (30) days commencing as of the related Purchase Date, which term may be extended in writing by Purchasers in their sole discretion, for an additional thirty-day period (each, a “Servicing Term”); provided, that Purchasers shall have the right to immediately terminate the Servicer at any time following the occurrence of a Servicer Termination Event. If such Servicing Term is not extended by Purchasers or if Purchasers have terminated Seller as a result of a Servicer Termination Event, Seller shall transfer such servicing to Purchasers or their designees at no cost or expense to Purchasers as provided in Section 14(t). Seller shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller should discover that, for any reason whatsoever, it has failed to perform its servicing obligations in any material respect with respect to the Mortgage Loans, Seller shall promptly notify Purchasers.

(c)Servicing Reports. As requested by Purchasers from time to time, Seller shall furnish to Purchasers, Agent and Verification Agent reports in form and scope satisfactory to Purchasers, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Mortgage Loans serviced by the Seller and originated pursuant to an Agency Guide, HUD and/or FHA guidelines (on a portfolio basis), in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries and (iii) any other information reasonably requested by Purchasers or Agent or Verification Agent.

(d)Backup Servicer. The Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchasers pursuant to Section 16(d) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e)Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain a separate account (the “Barclays Collection Account”), with the Bank in the Agent's name for the sole and exclusive benefit of Barclays, and a second, separate account (the “Sutton Collection Account”), with the Bank in Sutton's name for the sole and exclusive benefit of Sutton. Such accounts shall be subject to the related Collection Account Control Agreement. The Seller shall deposit or credit to the appropriate Collection Account all amounts collected on account of the Mortgage Loans within two (2) Business Days of receipt and such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in a Collection Account shall be distributed as provided in Section 16(f). Seller shall have the right to withdraw amounts on deposit therein at any time subject to the restrictions set forth in subsections 16(f)(ii) and (iv); provided, that Agent shall have the right to block such withdrawals at any time by providing written notice thereof to Seller and Bank in accordance with the terms of the related Collection Account Control Agreement. Seller shall deliver, or cause Bank to deliver, to Purchasers, daily account statements in respect of the Collection Accounts.

(f)Income Payments.

(i)Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the related Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the Property of the related Purchaser subject to subsections 16(f)(ii), (iii) and (iv) below.

(ii)Seller shall have the right to withdraw from a Collection Account up to $25,000 in the aggregate on any day without the related Purchaser's prior written consent, which consent may be given or withheld by such Purchaser in its sole discretion and a copy of which shall be delivered by such Purchaser to the Bank (the “Daily Withdrawal Limit”). If, on any day, the amounts on deposit in the related Collection Account exceed $25,000 (such excess amounts, the “Excess Funds”), unless the related Purchaser shall have consented to Seller's withdrawal as provided in the foregoing sentence, Seller shall cause the Bank to disburse such Excess Funds to the related Purchaser, which amounts shall be applied by such Purchaser in the following order of priority (i) to reduce outstanding Price Differential due and payable in respect of Purchased Assets for which the related Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f) during the prior calendar month, (ii) to reduce the Repurchase Price for all outstanding Transactions, and (iii) to pay all other Obligations then due and payable to such Purchaser.

(iii)Notwithstanding anything herein or in the Collection Account Control Agreements to the contrary, Seller shall in no event be permitted to withdraw funds from the Collection Accounts to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 16), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Seller shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to the related Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by the related Purchaser to reduce the related Repurchase Price.

(iv)If Successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the related Custodial Account shall be paid to the related Purchaser promptly upon such delivery.

(g)With respect to each FHA Buyout Loan, (i) Seller shall complete the U.S. Department of Housing and Urban Development's form for Single-Family Application for Insurance Benefits in Sutton's name and shall cause FHA to pay claims on such FHA Buyout Loan into the Sutton Collection Account, including by ensuring that Box 12 of the form provides “Sutton Funding LLC,” and Box 16 provides 02-0765121, and (ii) Seller shall service such FHA Buyout Loan in strict compliance with all FHA requirements.

(h)Reserved.

(i)Servicer Termination. Purchasers, in their sole discretion, may terminate Seller's rights and obligations as subservicer of the affected Mortgage Loans and require Seller to deliver the related Servicing Records to Purchasers or their designees upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller's receipt of such written notice; provided, that Seller's subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 17(t), regardless of whether notice of such event shall have been given to or by Purchasers or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor servicer appointed by Purchasers and Purchasers are hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans for such price and on such terms and conditions as Purchasers shall reasonably determine. Seller shall promptly take such actions and furnish to Purchasers such documents that Purchasers deem necessary or appropriate to enable Purchasers to enforce such Mortgage Loans and shall perform all acts and take all actions so that the Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer's possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller's sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchasers to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans shall be the Property of Purchasers. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 16(i) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchasers) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder. No exercise by Purchasers of their rights under this Section 16(i) shall relieve Seller of responsibility or liability for any breach of this Agreement.

17.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:
(a)Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided the related Purchaser has tendered the related Purchase Price);

(b)Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15;

(c)Seller shall fail to (i) remit to either Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days of the earlier of (x) Seller's receipt of written notice from Purchasers or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d)Any representation or warranty made by Seller (or any of Seller's officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been incorrect or untrue in any material respect when made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchasers in their sole discretion to be materially false or misleading on a regular basis);

(e)Seller or any of its Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the (i) the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other, which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder; (ii) any payment obligation under any other material agreement between Seller or any of its Affiliates or Subsidiaries, on the one hand, and any Person, on the other (it being understood that an agreement is material if the payment obligations thereunder exceed $1,000,000 in the aggregate, over the term of such agreement).

(f)Any Act of Insolvency of the Seller or any of its Affiliates;

(g)Any final judgment or order for the payment of money in excess of $15,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchasers, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of Seller's Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of Seller's Affiliates, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h)Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller's Affiliates, or shall have taken any action to displace the management of Seller or any of Seller's Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller's Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller's Affiliates as an issuer, Purchasers or a seller/servicer of Mortgage Loans or securities backed thereby;

(i)Seller, shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii);

(j)Any Material Adverse Effect shall have occurred;

(k)This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(l)A Change in Control of Seller shall have occurred that has not been approved by Agent;

(m)Purchasers or Agent shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well‑being of Seller, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(n)A default by Seller or any of its Affiliates or Subsidiaries shall have occurred and be continuing beyond the expiration of any applicable cure periods under any material agreement

(including, without limitation, the Program Documents and the EPF Program Documents) or obligation entered into between such Person and either Purchaser or any of their Affiliates;

(o)The Seller ceases to be a member of MERS in good standing for any reason (unless MERS is no longer acting in such capacity);

(p)Change of Servicer without consent of Agent;

(q)Failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices;

(r)Failure of Servicer to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified;

(s)If, at any time, Servicer's HUD ranking falls below “Tier 2” lender;

(t)Failure by Servicer to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loan or failure of Seller to cause FHA to make claims payments to Sutton with respect to any FHA Buyout Loan sold to Sutton hereunder;

(u)Servicer or any of its Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course;

(v)the Verification Agent is terminated by the Agent, or resigns and the selection and approval by the Agent of a successor Verification Agent (such approval not to be unreasonably withheld or delayed) and the assumption of the Verification Agent's duties by such successor verification agent does not become effective within thirty (30) days of such termination or resignation; and

(w)Seller fails to deliver the 1940 Act Opinion to Purchaser within fifteen (15) days of the date hereof.

18.	REMEDIES

Upon the occurrence of an Event of Default, the Purchasers, at their option, shall have the right to exercise any or all of the following rights and remedies:
(a)(i)    The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller's Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by the related Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchasers or their designees any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of the related Purchaser.

(i)Purchasers may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchasers may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchasers may determine in their sole discretion and/or (B) in their sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchasers for any amounts that remain owing to Purchasers following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by either Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(ii)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchasers may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchasers to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchasers. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iii)The Purchasers may terminate the Agreement.

(b)Seller hereby acknowledges, admits and agrees that Seller's obligations under this Agreement are recourse obligations of Seller. In addition to their rights hereunder, Purchasers shall have the right to proceed against any of Seller's assets which may be in the possession of Purchasers, any of Purchasers' Affiliates or their designees (including the Custodian), including the right to liquidate such assets and to set‑off the proceeds against monies owed by Seller to Purchasers pursuant to this Agreement. Purchasers may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchasers to Seller or against all of Seller's Obligations to Purchasers, or Seller's obligations to Purchasers under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchasers' right to recover any deficiency.

(c)Purchasers shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to the related Purchaser such assignments as the related Purchaser shall request.

(d)Purchasers shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchasers determine appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e)Purchasers shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchasers are authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchasers in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f)Purchasers may, at their option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against either Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g)In addition to all the rights and remedies specifically provided herein, Purchasers shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchasers shall have the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.
Purchasers may enforce their rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchasers to enforce their rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.
Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly upon receipt thereof but in no event later than twenty-four (24) hours thereafter. Seller shall be liable to Purchasers for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchasers may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchasers to exercise, and no delay by Purchasers in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchasers of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchasers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchasers to exercise any of their rights under any other related document. Either Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

21.	INDEMNITY

(a)Seller agrees to indemnify and hold harmless Purchasers, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, taxes, increased costs and all other expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the unpaid principal balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party's gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchasers or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b)If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchasers, in their sole discretion and Seller shall remain liable for any such payments by Purchasers and such amounts shall be deemed part of the Obligations hereunder. No such payment by either Purchaser shall be deemed a waiver of any of the related Purchaser's rights under the Program Documents.

(c)Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchasers against full payment therefor.

22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchasers or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.	REIMBURSEMENT; SET-OFF

(a)Seller agrees to pay on demand all reasonable out‑of‑pocket costs and expenses of Purchasers in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchasers with respect to advising Purchasers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys' fees and disbursements (and fees and disbursements of Purchasers' outside counsel) expended or incurred by Purchasers and/or Custodian in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchasers (without duplication to Purchasers) and/or Custodian pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys' fees and disbursements (and fees and disbursements of Purchasers' outside counsel) expended or incurred by Purchasers in connection with (a) the rendering of legal advice as to Purchasers' rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchasers under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchasers. For the purposes of this Section 23(a), attorneys' fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by the related Purchaser against full payment therefor.

(b)In addition to any rights and remedies of Purchasers under this Agreement and by law, Purchasers and their related Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any Set Off Eligible Agreement, to set-off and appropriate and apply against such amount (subject to any existing limitations on recourse) any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the related Purchaser or any Affiliate thereof to or for the credit or the account of Seller or any of its Subsidiaries (including, without limitation, the amount of any accrued and unpaid Completion Fees) except and to the extent that any of the same are held by Seller or such Subsidiary for the account of another Person. Purchasers may also (subject to any existing limitations on recourse) set-off cash and all other sums or obligations owed by the related Purchaser or its Affiliates to Seller or its Subsidiaries hereunder or under any Set Off Eligible Agreement against all of Seller's obligations to the related Purchaser or its Affiliates hereunder or under any Set Off Eligible Agreement, whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to any Purchaser's or its Affiliate's right to recover any deficiency. The related Purchaser agrees to promptly notify Seller after any such set‑off and application made by the related Purchaser; provided that the failure to give such notice shall not affect the validity of such set‑off and application.

24.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchasers such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchasers and Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchasers in the Purchased Assets or to better assure and confirm unto Purchasers their rights, powers and remedies hereunder.

25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings among the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller's outstanding obligations to Purchasers at the time of such termination. Seller's obligations to indemnify Purchasers pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.	REHYPOTHECATION; ASSIGNMENT

(a)Purchasers may, in their sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the related Purchaser's choice, in all cases subject to the related Purchaser's obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event either Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the related Purchaser shall have the right to assign to the related Purchaser's counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b)The Program Documents and the Seller's rights and obligations thereunder are not assignable by Seller without the prior written consent of the related Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of the Purchasers and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of the related Purchaser's or Agent's choice. The related Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by the related Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the related Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the related Purchaser or Agent hereunder, and (b) the related Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the related Purchaser or Agent which assumes the obligations of the related Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of the related Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

(c)The related Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to the related Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchasers and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON‑EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON‑EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY'S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.	SINGLE AGREEMENT

Seller, Purchasers and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchasers and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.	INTENT

Seller, Purchasers and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.
It is understood that Purchasers' right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller's right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 22 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.
The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:        Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: Ellen Coleman
Telephone: 214.687.4827
Facsimile: 214.488.1743
E-mail: ellen.coleman@nationstarmail.com

With a Copy to

Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel
Telephone: 972.488.1459
Facsimile: 214.549.2085
E-mail: tony.villani@nationstarmail.com

if to Purchaser:        Barclays Bank PLC - Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O'Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o'doherty@barclayscapital.com
With a copy to:
Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288
Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com
or            Sutton Funding LLC
2711 Centreville Road, Suite 400
Wilmington, Delaware 19808

With a copy to:

Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288
Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

as applicable.

if to Agent:        Barclays Bank PLC - Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O'Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o'doherty@barclayscapital.com
With a copy to:
Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288
Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves
Telephone: (201) 499-2269
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.	CONFIDENTIALITY

Seller, Purchasers and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller's Mortgagor information in the possession of Purchasers (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller's direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to Purchasers, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to Purchasers, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior (if feasible) written notice to Purchasers, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities' laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

36.	DUE DILIGENCE

Subject to Section 14(z) and the limitations contained in the Pricing Side Letter and the EPF Pricing Side Letter, (i) Purchasers, Agent, Verification Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets (including, but not limited to, any documentation related to Seller's FHA servicing practices) and (ii) Seller agrees promptly to provide Purchasers, Agent, Verification Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller's respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchasers, Agent and/or Verification Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchasers shall enter into transactions with Seller based solely upon the information provided by Seller to Purchasers and/or Agent and the representations, warranties and covenants contained herein, and that Purchasers, Agent and/or Verification Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchasers, Agent and/or Verification Agent shall not reduce or limit the Seller's representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchasers, Agent and/or Verification Agent for all reasonable out‑of‑pocket due diligence costs and expenses incurred pursuant to this Section 36.

37.	AMENDMENT AND RESTATEMENT OF ORIGINAL AGREEMENT; NO NOVATION

(a)As of the date first written above, the terms and provisions of the Original Agreement as amended and restated shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.

(b)Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, any amounts owing to Barclays under the Original Agreement whether on account of Transactions or otherwise which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Original Agreement, and not as payment of the obligations of the Seller thereunder, and is in no way intended to constitute a novation of the Original Agreement.

(c)Upon the effectiveness of this Agreement on the date first written above, unless the context otherwise requires, each reference to the Original Agreement in any of the Program Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the date hereof, all of the other Program Documents shall remain in full force and effect and are hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Agent and Purchasers have caused their names to be signed to this Amended and Restated Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.
NATIONSTAR MORTGAGE LLC, as Seller

By: /s/ Larry Brown
Name: Larry Brown
Title: Vice President
BARCLAYS BANK PLC, as Purchaser and Agent

By: /s/ Ellen V. Kiernan
Name: Ellen V. Kiernan
Title: Director

SUTTON FUNDING LLC, as Purchaser

By: /s/ Joseph O'Doherty
Name: Joseph O'Doherty
Title: Managing Director

Signature Page to Amended and Restated Master Repurchase Agreement

EXHIBIT A
MONTHLY CERTIFICATION
I, _______________________, _______________________ of Nationstar Mortgage LLC (the “Seller”), in accordance with that certain Master Repurchase Agreement (“Agreement”), dated as of May [ ], 2013, by and among Barclays Bank PLC, Sutton Funding LLC and Seller do hereby certify that:

(i)	To the best of my knowledge, no Default or Event of Default has occurred and is continuing;

(ii)
Attached hereto as Schedule One is a schedule of each financial covenant that the Seller is subject to under any agreement (other than this Agreement), and a calculation which demonstrates compliance with each such financial covenant; and

(iii)	The Seller has complied with each of the covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule Two.
[Signature Page Follows]

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
IN WITNESS WHEREOF, I have signed this certificate.
Date:             , 201[    ]
NATIONSTAR MORTGAGE LLC

By:_________________________
Name:
Title:
[SEAL]
I, ________________________, ___________________ of Seller, do hereby certify that _____________________ is the duly elected or appointed, qualified and acting __________________of Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

SCHEDULE ONE TO EXHIBIT A
OTHER FINANCIAL COVENANTS

SCHEDULE TWO TO EXHIBIT B
FINANCIAL COVENANTS WORKSHEET

EXHIBIT B
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO MORTGAGE LOANS
Capitalized terms used but not defined in this Exhibit B have the meanings assigned to such terms in the Amended and Restated Master Repurchase Agreement dated as of May 17 2013 (the “Agreement”), by and among Barclays Bank PLC (“Purchaser” or “Agent”), Sutton Funding LLC (“Purchaser”) and Nationstar Mortgage LLC (“Seller”). Seller hereby represents and warrants to the Purchaser and Agent that, for each Mortgage Loan as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan is subject to a Transaction:
(a)All information provided to Purchasers by Seller, including without limitation the information set forth in the Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;

(b)Such Mortgage Loan is an Eligible Mortgage Loan;

(c)Such Mortgage Loan was owned solely by Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller from an Originator, underwritten and serviced in Strict Compliance (in respect of Fannie Mae Mortgage Loans, Freddie Mac Mortgage Loans and Ginnie Mae Mortgage Loans) or Barclays' underwriting guidelines (in respect of Jumbo Mortgage Loans) and has at all times remained in compliance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of each Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time;

(d)The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchasers and the Applicable Agency against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchasers. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(e)Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney's opinion of title acceptable to the Applicable Agency or by a policy of title insurance on a standard ALTA or similar lender's form (or a binding commitment therefor) in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchasers such policy of title insurance, and, upon request of either Purchaser, shall immediately deliver such policy to the related Purchaser or to the Custodian on behalf of the related Purchaser;

(f)Such Mortgage Loan (other than a Jumbo Mortgage Loan) is either (i) insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen's Readjustment Act of 1944 or (ii) with respect to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, is otherwise eligible to be insured or guaranteed in accordance with the requirements of the applicable Agency Program and, in either case, such Mortgage Loan is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(g)A mortgage identification number (“MIN”) has been assigned by MERS and such MIN is accurately provided on the Seller Mortgage Loan Schedule. Either the Mortgage is in favor of MERS or an Assignment of Mortgage to MERS has been duly and properly recorded;

(h)Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(i)Each Mortgage Loan (other than a Jumbo Mortgage Loan or an FHA Buyout Loan) is eligible for sale to the Applicable Agency and fully complies with all of the terms and conditions, including any covenants, representations and warranties, in the applicable Agency Guide and eligible for securitization by and/or sale to Fannie Mae, Freddie Mac or eligible for inclusion in a Ginnie Mae MBS pool;

(j)There are no restrictions, contractual or governmental, which would impair the ability of Seller from servicing the Mortgage Loans;

(k)Such Mortgage Loan may not result in Negative Amortization;

(l)The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Applicable Agency guidelines for such trusts;

(m)Such Mortgage Loan is not a High Cost Mortgage Loan;

(n)No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor's ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan. Such Mortgage Loan is in compliance with the anti predatory lending eligibility for purchase requirements of the Fannie Mae Guide;

(o)With respect to any Mortgage Loan (other than a Streamline Mortgage Loan, a Mortgage Loan guaranteed by the VA under the Servicemen's Readjustment Act of 1944, a HARP Mortgage Loan, and any other Mortgage Loan underwritten and originated in accordance with a program sponsored and/or administered by a Governmental Authority; provided, that such program has been approved by the related Purchaser in its sole discretion), on the Origination Date the related Mortgagor's FICO Score was equal to or greater than 550 (for this purpose, it being acknowledged that the related Mortgagor shall be deemed to have a FICO Score of zero where no FICO Score is available);

(p)If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, (i) such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder and (ii) Barclays has received a Warehouse Lender's Release Letter in respect of such Mortgage Loan;

(q)Such Mortgage Loan has not been released from the possession of the Custodian under Section 9 of the Custodial Agreement to Seller or its bailee for a period in excess of fifteen (15) calendar days (or if such fifteenth day is not a Business Day, the next succeeding Business Day) or such earlier time period as indicated on the related Request for Release of Documents;

(r)Each Streamline Mortgage Loan and HARP Mortgage Loan fully complies with all applicable terms and conditions, including any covenants, representations and warranties, of the related Agency Guide, the FHA regulations and the VA regulations, and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program, as applicable, unless the Seller has obtained a waiver in respect of any such noncompliance from the related Agency, FHA, VA or the Federal Housing Finance Authority, as applicable;

(s)Such Mortgage Loan is a MERS Designated Mortgage Loan;

(t)With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan File as agent and bailee for Barclays or Agent and to promptly forward such Mortgage Loan File in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter (if applicable);

(u)Each Mortgage Loan has been fully disbursed and is secured by a first lien on an underlying property as a “closed-end” Mortgage Loan with no further disbursements required by any party;

(v)The Mortgage Loan does not have a loan-to-value ratio in excess of what is permitted under the Pricing Side Letter or the Agency Guides for mortgage loans of the same type as the Mortgage Loans; provided, that if any Mortgage Loan fails to comply with any loan-to-value representations and warranties required by any Agency, then Seller has obtained a waiver in respect of any such noncompliance from such Agency;

(w)The Mortgage Loan is not secured by property located in (a) a state where the Seller is not licensed as a lender/mortgage banker or (b) a state that the related Purchaser has notified Seller is unacceptable due to a high cost, predatory lending or other law in such state;

(x)The Mortgage Loan has not been converted to an ownership interest in real property through foreclosure or deed-in-lieu of foreclosure;

(y)The Mortgage Loan relates to Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Freddie Mac eligible condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a cooperative (except to the extent of the Cooperative Loan Sublimit) or commercial property; and is not related to Mortgaged Property that consists of (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (whether or not secured by real property), (f) any dwelling situated on more than ten acres of property or (g) any dwelling situated on a leasehold estate;

(z)The Mortgage Loan is not a Restricted Mortgage Loan; and

(aa)The Mortgage Loan made its first scheduled Monthly Payment when it was due (inclusive of any applicable grace period), unless such time frame has not occurred yet.

EXHIBIT C
FORM Of TRANSACTION NOTICE
[insert date]
Barclays Bank PLC
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Mary Logan
Sutton Funding LLC 2711 Centreville Road, Suite 400 Wilmington, Delaware 19808 Attention: Glenn Pearson

Re:
Amended and Restated Master Repurchase Agreement, dated as of May 17 2013 by and among Barclays Bank PLC (“Purchaser” and “Agent”), Sutton Funding LLC (“Purchaser”) and Nationstar Mortgage LLC (“Seller”)

Ladies/Gentlemen:
Reference is made to the above-referenced Amended and Restated Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).
In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the Purchasers agree, agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on ____________________ [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The unpaid principal balance of the Eligible Mortgage Loans that are not FHA Buyout Loans is $________ and the Purchase Price to be paid by Barclays for such Eligible Mortgage Loans shall be ______ [insert applicable Purchase Price]. The unpaid principal balance of the Eligible Mortgage Loans that are FHA Buyout Loans is $__________ and the Purchase Price to be paid by Sutton for such FHA Buyout Loans shall be _____ [insert applicable Purchase Price]. Barclays shall transfer to the Seller an amount equal to $ _______ [insert amount which represents the Purchase Price of the Eligible Mortgage Loans that are not FHA Buyout Loans net of any related Structuring Fee or any other fees then due and payable by Seller to Barclays pursuant to the Agreement] Sutton shall transfer to the Seller an amount equal to $________ [insert amount which represents the Purchase Price of the FHA Buyout Loans net of any related Structuring Fee, Transaction Fees or any other fees then due and payable by Seller to Sutton pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.
The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to the related Purchaser with respect thereto in connection with this Transaction Notice.
The Seller hereby certifies, as of such Purchase Date, that:
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(1)    no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;
(2)        each of the representations and warranties made by the Seller in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(3)        the Seller is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;
(4)        Seller has all requisite Approvals; and
(5)        the Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.
The undersigned duly authorized officer of Seller further represents and warrants that (1) (a) with respect to the Eligible Mortgage Loans subject to the Transaction requested herein that are not Wet-Ink Mortgage Loans, the documents constituting the Mortgage Loan Files (as defined in the Custodial Agreement) and (b) with respect to Eligible Mortgage Loans that are Wet-Ink Mortgage Loans, the Transaction Notice and the Seller Mortgage Loan Schedule, in each case as more specifically identified on the Seller Mortgage Loan Schedule delivered to the Barclays and the Custodian in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by the Custodian for the related Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for the related Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for the related Purchaser, and (4) upon the related Purchaser's wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, the related Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.
Seller hereby represents and warrants that (x) the Receipted Assets have an unpaid principal balance as of the date hereof of $__________ and (y) the number of Receipted Assets is ______.
Very truly yours,
NATIONSTAR MORTGAGE LLC
By:
Name:
Title:

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EXHIBIT D
FORM OF GOODBYE LETTER
«Primary_Borrower»                    [_______] [__], 201[ ]
«Mailing_address_line_1»
«Mail_city», «Mail_state» «Mail_zip»
RE:    Transfer of Mortgage Loan Servicing
Mortgage Loan «Account_number»

Dear Customer:
Nationstar Mortgage LLC is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to _______. This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.

Nationstar Mortgage LLC cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to __________. Any payments received by Nationstar Mortgage LLC after [Date] will be forwarded to _________________. ___________________ will be contacting you shortly with payment instructions. Please make future payments to:
________________________
Attn:  ___________
[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from _____________.
In [Date], you will receive a statement from Nationstar Mortgage LLC reflecting the amount, if any, of the interest and taxes paid on your behalf in 201[ ]. A similar statement will be sent __________________ for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.
If you have any questions concerning your account through [Date], you should continue to contact Nationstar Mortgage LLC, at <Seller's Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to ___________________Customer Service Department at 1‑800-_____________, Monday - Friday, 7 a.m. - 7 p.m. EST.
Sincerely,
Loan Servicing Department
Nationstar Mortgage LLC

NOTICE OF ASSIGNMENT, SALE OR TRANSFER
OF SERVICING RIGHTS
You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.
The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.
Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.
This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).
During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.
Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to you loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:
___________________
[Address]
No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.
A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.
Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.
MIRANDA DISCLOSURE - For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

BANKRUPTCY INSTRUCTION - Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

EXHIBIT E
FORM OF WAREHOUSE LENDER'S RELEASE
(Date)
Barclays Bank PLC - Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O'Doherty

Barclays Bank PLC - Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019

Barclays Capital - Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention: Hánsel Nieves

Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel

Sutton Funding LLC
2711 Centreville Road, Suite 400
Wilmington, Delaware 19808
Attention: Glenn Pearson

Re:    Certain Assets Identified on Schedule A hereto and owned by Nationstar                 Mortgage LLC
Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Master Repurchase Agreement, dated as of May 17 2013 (the “Repurchase Agreement”), among Barclays Bank, PLC, Sutton Funding LLC and Nationstar Mortgage LLC.
The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the Mortgage Loan described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt by Barclays Bank, PLC in immediately available funds of $__________________, in accordance with the following wire instructions:
[            ]
Very truly yours,
[WAREHOUSE LENDER]
E - 1

By:
Name:
Title:

E - 2

[SCHEDULE A TO EXHIBIT E - LIST OF ASSETS TO BE RELEASED]

E - 1

EXHIBIT F

[RESERVED]

F - 1

EXHIBIT G
[RESERVED]

G - 2

EXHIBIT H
form of SELLER mortgage loan schedule

field header	Description
pool_user_key	GNMA Pool num
collateral_user_key	NS loan id
track_user_description	borrower name
lnamount	original or modified loan amount
curr_upb	unpaid balance (optional)
rate	interest rate
pi	original or modified P&I
casenum	case number
zip	zipcode
state	state
city	city
address	property address
maturity	maturity date
closedate	Note date
firstdue	first pay date
mers_register_flag	MERS registered
mers_min	MIN #
is_mom	MOM loan Y/N
armindex	index type
armadj	first rate change date
armround	rounding factor
armmargin	margin
anncap	annual rate cap
lifecap	life cap
armfloor	floor rate
rounding_method	round nearest, up, or down
arm_lookback	lookback days
armindex_rate	index rate
c_armfix	loan type (ARM or Fixed)
armpcap_init	initial periodic rate cap
armpfloor_init	initial periodic rate floor
mod flag	yes or no
collateral status	wet or dry
judicial/nonjudicial	state is judicial or nonjudicial
mod effective date	effective date of mod
mod term	loan term after mod

H - 1

EXHIBIT I
SUTTON'S SPECIAL ELIGIBILITY REQUIREMENTS FOR FHA BUYOUT LOANS
1. Each FHA Buyout Loan is an FHA-insured mortgage loan.

I - 1

EXHIBIT J
Correspondent Seller Release
[insert date]
Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel

Re:	Correspondent Seller Release
Effective immediately upon the receipt (the date and time of such receipt, the “Date and Time of Sale”) by [Name of Correspondent Seller] of $____________, [Name of Correspondent Seller] hereby relinquishes any and all right, title and interest it may have in and to the mortgage loans described in Exhibit A attached hereto (the “Loans”), including any security interest therein, and certifies that all notes, mortgages, assignments and other documents in its possession or in the possession of its custodial agent relating to such Loans have been released to Nationstar Mortgage LLC or its designee as of the Date and Time of Sale.
[NAME OF CORRESPONDENT SELLER]
By:________________________________
Name:
Title:

J - 1